Allstate Life Insurance Company of New York
                          (herein called "we" or "us")

                             Longevity Reward Rider



As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was issued as part of your Contract, effective on (XX/XX/XX).


Eligibility This elective rider is available to Contract Owners if: (1) the initial purchase payment is no longer subject to an early withdrawal charge , and (2) on the date of application for this rider, the early withdrawal charge applicable to a full surrender of the Contract is not greater than 0.25% of the current Contract Value.


Contract Maintenance Charge The Contract Maintenance Charge of $30 will be waived for the remainder of the life of the Contract when the Cash Value is $40,000 or more on or after the Rider Date.


Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

Commencing on the Rider Date, the maximum annualized Mortality and Expense Risk Charge is decreased by 0.07%.


Options of New Owner The second bullet under the Options of New Owner provision is replaced with the following:

o If your spouse does not make this election, then the accumulation phase continues as if the death had not occurred. On the date the Contract is continued, the Cash Value will equal the amount of the Death Benefit as determined as of the Valuation Date on which we received Due Proof of Death (the next Valuation Date, if we received Due Proof of Death after 3 p.m. Central Time). All ownership rights under the Contract are then available to your spouse as the new Owner.


Early Withdrawal Charge A new Early Withdrawal Charge is effective on and after the Rider Date. The Early Withdrawal Charge provision is as follows:

An Early Withdrawal Charge may be applied to a full surrender or partial withdrawal of total remaining Purchase Payments as of the Rider date, in excess of the Free Withdrawal Amount. The Early Withdrawal Charge schedule for the total remaining Purchase Payments as of the Rider Date is as follows:

                                                     Maximum
         Complete                                    Withdrawal
         Years since                                 Charge
         Rider Date                                  Percent
         -----------                                 ----------
                  0                                  3%
                  1                                  2%
                  2                                  1%
            3 or more                                0%


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If additional Purchase Payments are made after the Rider Date, an Early
Withdrawal Charge may be applied to a full surrender or partial withdrawal of these additional Purchase Payments. Early Withdrawal Charges will be based on the ages(s) of the Purchase Payment(s) associated with the withdrawal according to the following schedule:

                                                   Maximum
         Complete Years                            Withdrawal
         since Purchase                            Charge
         Payment was made                          Percent

                  0                                  3%
                  1                                  2%
                  2                                  1%
            3 or more                                0%


Once all Purchase Payments have been withdrawn, additional withdrawals will not be assessed an Early Withdrawal charge. The maximum aggregate Early Withdrawal charge is 3% of your Purchase Payments.


Free Withdrawal Amount A Free Withdrawal Amount will be available in each Contract Year. This Free Withdrawal Amount may be withdrawn over the course of the Contract Year without incurring Early Withdrawal Charges. The Free Withdrawal Amount is 15% of the amount of Purchase Payments as of the Rider Date or the most recent Contract Anniversary, whichever is later. As with all withdrawals, the Free Withdrawal Amount will be assumed to come from the oldest remaining Purchase Payments first. Free Withdrawal Amounts not withdrawn in a Contract Year are not carried over to increase the Free Withdrawal Amount in a subsequent Contract Year.


Except as amended in this rider, the Contract remains unchanged.




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Secretary                                                Chairman and Chief
                                                          Executive Officer